Exhibit 99.1

12121 Wickchester Lane Suite 500 Houston, TX 77079 +1 346 980 1700

April 19, 2021

Dear Team,

It is with deep sadness that I write to you today. As you may already be aware, on Tuesday, a liftboat owned by SEACOR Marine, the SEACOR Power, capsized south of Port Fourchon with nineteen individuals on board. While we are incredibly grateful to the U.S. Coast Guard for their rescue of six crew members, we are devasted by this tragedy. Our hearts and prayers are with all of our crew members, partners and the loved ones of those individuals who were lost.

After a comprehensive effort, the U.S. Coast Guard announced earlier today that it is suspending its search and rescue mission this evening absent any new information. This transition does not change our commitment to recovering all missing in this incident and continuing to support their families during this extremely difficult time. Our focus is entirely on doing all we can to further these efforts.

The recovery process will now be led by our salvage contractor, Donjon-Smit, LLC, which has been collaborating with the U.S. Coast Guard since Tuesday, along with the dive team from Phoenix International of Maryland. Donjon and Phoenix are some of the most experienced and qualified salvors and divers in the world and we have full confidence in their ability to complete the recovery mission.

We thank the U.S. Coast Guard for its support and commitment to the rescue of our crew members these past several days, and we thank all of the good Samaritan vessels, local authorities and the brave individuals who have also assisted with our search and rescue efforts.

For the past several days, we have been in regular contact with each of the families of the SEACOR Marine team members impacted by this event and are providing as much support as possible to the loved ones of your colleagues. Counseling services have been made available through the Lafourche Parish Sheriff’s Office Police Services division, NTSB and the U.S. Coast Guard, and we are eternally grateful for their kindness and support. We are providing ongoing updates to the families based on briefings prepared by Donjon, and any new information we learn. As part of our support efforts for our colleagues’ families, we have been making hotel and meal accommodations, as well as family services such as childcare, available to loved ones.

As we mourn the loss of our team members, let us also look to each other for support and compassion. Know that you are not alone, and we have counseling resources available for you as we work through this difficult time together. Do not hesitate to reach out to Human Resources for information regarding those support services and we will be in touch right away.

During this time, we must take care of ourselves and support all our team members and our extended community. We thank you for your support and resilience and stand shoulder to shoulder with you as we grieve for our colleagues and friends.

We will keep you updated on the situation as we learn more. If you have any questions or need anything, please do not hesitate to reach out to your supervisor or any member of management.

Sincerely,

John